Exhibit 23.4


                       Consent of Independent Accountants

The Board of Directors
Charter Communications, Inc.

We consent to the incorporation by reference in this registration statement on Form S-8 of Charter Communications, Inc. of our report relating to the consolidated balance sheets of Bresnan Communications Group LLC and its subsidiaries as of February 14, 2000 and December 31, 1999, and the related consolidated statements of operations and member's equity (deficit), and cash flows for the period from January 1, 2000 to February 14, 2000 and the year ended December 31, 1999, which report appears in the Form 10-K of Charter Communications, Inc. dated March 6, 2001.


                                            KPMG LLP

Denver, Colorado
May 18, 2001